Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF DESIGNATION OF

AMARANTUS BIOSCIENCE HOLDINGS, Inc.

Pursuant to Section 78.1955 of the

Nevada Revised Statutes

SERIES E CONVERTIBLE PREFERRED STOCK

On behalf of Amarantus BioScience Holdings, Inc., a Nevada corporation (the “Corporation”), the undersigned hereby certifies that the following resolution has been duly adopted by the board of directors of the Corporation (the “Board”):

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Corporation (the “Articles of Incorporation”):

1.	Section 6(a) of the Second Amended and Restated Certificate of Designation of the Corporation for the Series E Convertible Preferred Stock shall be modified by adding the following sentence to the end of Section 6(a):

“Notwithstanding the foregoing, none of the Preferred Stock may be converted until March 31, 2016, except for those conversions submitted to the Corporation during the week of February 22, 2016 to February 26, 2016.”

IN WITNESS WHEREOF, the undersigned have duly signed this Certificate of Amendment to the Certificate of Designation of the Series E Convertible Preferred Stock as of this 29th day of February 2016.

Amarantus BioScience Holdings, Inc.

/s/ Gerald Commissiong
By: Gerald Commissiong Title: Chief Executive Officer